Exhibit 99.1

Dear Customer,

As a valued customer of Mattersight, I wanted to share with you exciting news we announced this morning. Mattersight has entered into a definitive agreement to be acquired by NICE, a global leader in Customer Engagement Analytics and Workforce Optimization (WFO). Joining forces with NICE opens up new opportunities for us to continue innovating and delivering great products while providing you, our customer, with the service experience you can rely on.

Our loyal customer base has been one of the key elements that attracted NICE into making this acquisition. I would like to reassure you that NICE is committed to our relationship with our customers and to making sure it will not be affected by the acquisition, so I’d like to address a couple of areas I’m sure are of interest to you:

•	In terms of interaction with our sales, customer success and service delivery teams, you can expect to continue working with the same team and experience the same support levels.

•	NICE will sustain the solutions you already have deployed and continue supporting them while investing further in product roadmap.

Today’s news represents a major step in Mattersight’s continuing evolution and tremendous opportunities for our customers and partners. I encourage you to review the press release for more details on the transaction and we will be contacting you directly over the next few days in order to personally convey our message and address any questions you may have.

Sincerely,

Kelly Conway

Mattersight CEO

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Mattersight by NICE, NICE will commence a tender offer for all of the outstanding shares of Mattersight’s common stock and preferred stock. Such tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Mattersight, nor is it a substitute for the tender offer materials that NICE will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, NICE will file tender offer materials on Schedule TO with the SEC, and Mattersight will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY MATTERSIGHT’S STOCKHOLDERSBEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be made available to Mattersight’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Mattersight by contacting Mattersight at Legal Department, Mattersight Corporation, 200 W. Madison Street, Suite 3100, Chicago, Illinois 60606, by phone at 877.235.6925, or by visiting Mattersight’s website (www.mattersight.com). In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. MATTERSIGHT’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION.

Forward-Looking Statements

This document contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Mattersight’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially and adversely from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer, as well as those described in cautionary statements contained elsewhere herein and in Mattersight’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Mattersight’s most recent annual report on Form 10-K, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) to be filed by NICE, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Mattersight. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect Mattersight’s expectations as of the date of this report. While Mattersight may elect to update any such forward-looking statements at some point in the future, Mattersight specifically disclaims any obligation to do so, even if our expectations change, except as required by law.